EXHIBIT 10.2

GENERAL RELEASE AGREEMENT

This General Release Agreement (“Agreement”) is between H. Reg McDaniel (“Employee”) and Mannatech, Incorporated (“Mannatech”), hereinafter known as “parties”.

WHEREAS, Employee was employed by Mannatech;

WHEREAS, Employee’s employment with Mannatech was terminated effective May 31, 2002 (the “Termination Date”);

WHEREAS, Mannatech and Employee entered into an Employment Agreement on June 23, 1997;

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Mannatech and the termination thereof;

In consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with Mannatech will terminate upon the following terms:

1.    General Release:  Each of Employee and Mannatech, for themselves and each of their respective parents, subsidiaries affiliates, and the shareholders, directors, officers, employees, agents, attorneys, guardians, successors, assigns, heirs, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES each other and each of their respective parents, subsidiaries affiliates, and the shareholders, directors, officers, employees, agents, attorneys, guardians, successors, assigns, heirs, executors, and administratorsof and from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown or whether connected with Employee’s employment by Mannatech or not, including, but not limited to, any dispute, claim, charge, or cause of action arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et. seq.,Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, etseq., the Texas Commission on Human Rights Act, Tex. Labor Code § 21.001 et. seq., the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. § 1001, et seq., and any other municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement.

2.    Covenant Not to Sue:  Notwithstanding any other provision of this Agreement to the contrary, each of Employee and Mannatech also COVENANTS NOT TO SUE, THE OTHER, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against, any of the Releasees based upon any of the claims released in paragraph 1 of this Agreement.

3.    Confidentiality:  The parties agree that they will keep the terms, amount, and existence of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that they will not communicate or otherwise disclose to any employee or Associate of Mannatech (past or present), or to a member of the general public, the terms, amount, or existence of this Agreement, except as may be required by law or compulsory process.

4.    Settlement Terms:  Upon the expiration of seven (7) days of Employee’s execution of this Agreement, Mannatech agrees to pay Employee the total sum of Ninety Thousand Dollars ($90,000) in non-wage taxable income (the “Proceeds”). Employee acknowledges that Company shall have no continuing obligation to provide any benefits associated with his former employment, including but not limited to medical or dental except as required by Federal law.

5.    Indemnification.  The Parties agree that Mannatech will not withhold any tax from the Proceeds. Mannatech will issue a Form 1099 in relation to the Proceeds reporting the Proceeds to the IRS as non-wage income. McDaniel agrees that he shall be responsible for the payment of any and all applicable taxes, penalties, and interest due on the Proceeds, and McDaniel expressly warrants and agrees to indemnify Mannatech against, and hold Mannatech harmless from any and all taxes, penalties and/or interest, in any way arising out of, or resulting from, Mannatech not withholding taxes from the Proceeds.

6.    Employee Conduct.  Employee agrees that following the Termination Date, he shall not represent himself to any person or entity as an employee, agent, representative, official, owner of Mannatech (except as a shareholder or Associate of Mannatech). Each of Employee and Mannatech further agrees that they will not make any public or private statements, comments, or communication in any form, oral, written, or electronic, which would constitute libel, slander, or trade disparagement of the other; provided, however, that the terms of this Paragraph shall not apply to communications between any party and his or her spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure, nor shall it apply to truthful statements made in response to a subpoena or during the course of any investigation by any law enforcement authority.

7.    Restrictive Covenants:  Each of Employee and Mannatech acknowledges that they have executed a Non-Compete Agreement of even date herewith.

8.    Use of Company Property:  Upon termination, Mannatech authorizes Employee to use the Mannatech equipment and property currently in Employee’s possession. Mannatech’s equipment and property shall be returned to Mannatech upon written notice or upon the expiration of the Non-Compete entered into between Employee and MannatechWithin thiry days following the execution of this Agreement, McDaniel shall deliver to Mannatech a copy of all Confidential Information contained on the hard drive of any computer’s in McDaniel’s possession.

9.    Breach of Agreement:  In the event of a breach of this Agreement, Mannatech shall notify the Employee of the alleged breach and afford him an opportunity to respond in writing within ten (10) days.

10.    In the event of a dispute between the parties and before any legal action is commenced, the parties agree that the complaining party shall give specific and detailed notice to the other party of the complaint, including the factual basis therefore. The parties shall use their best efforts to resolve the complaint by face to face meeting conducted within 5 days of such notice of complaint. If the parties cannot arrive at a mutually satisfactory solution to the complaint within 5 business days from the date of such notice of the complaint, the parties shall attempt to resolve the complaint by non-binding mediation before a neutral mediator agreeable to the parties. The parties shall use best efforts to schedule and conduct such mediation within thirty 10 days after the date of the face to face meeting. The mediation shall take place at a neutral location in Dallas County, Texas.

11.    Non-Admissions:  Each of Employee and Mannatech acknowledges that by entering into this Agreement, they do not admit, and do specifically deny, any violation of any local, state, or federal law.

12.    Severability:  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

13.    Revocation:  Either party may revoke this Agreement by notice to the other party, in writing, within seven (7) days of the date of its execution by Employee) the “Revocation Period”). Employee agrees that he will not receive the benefits provided by this Agreement if he revokes this Agreement. Employee also acknowledges and agrees that if Mannatech has not received from him notice of his revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived his right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect.

14.    Entire Agreement:  This Agreement constitutes the entire agreement between the parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written except as specifically stated in paragraph 7 of this Agreement. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

15.    Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.

16.    Statement of Understanding:  By executing this Agreement, Employee acknowledges that (a) he has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has been advised by Mannatech to consult with an attorney regarding the terms of this Agreement; (c) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (d) he has read this Agreement and fully understand its terms and their import; (e) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

EXECUTED in Ft. Lauderdale, Florida this day of 22nd June, 2002.

/s/ H. REG. MCDANIEL
H. REG MCDANIEL

EXECUTED in Ft. Lauderdale, Florida this day of 22nd June, 2002.

MANNATECH, INCORPORATED

By:	/s/ SAM CASTER

Its:	Chairman of the Board

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